UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2004

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, OH		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02. Results of Operations and Financial Condition.

On September 15, 2004, Ferro Corporation issued a press release announcing the completion of its investigation related to the recent discovery of inappropriate accounting entries in its Polymer Additives business. A copy of this press release is attached hereto as Exhibit 99.1.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 14, 2004, the Audit Committee of the Board of Directors along with senior management of Ferro Corporation (the "Company") concluded that the financial statements issued for 2002, 2003 and the first quarter 2004 should no longer be relied upon and would be restated.

On July 23, 2004, the Company announced in a press release that its Polymer Additives business performance in the second quarter fell short of expectations, affecting Company earnings by approximately $0.12 per share. The Company also announced at that time it expected to take a $0.10 per share non-cash charge to earnings, or approximately $4.5 million after tax, as a result of inappropriate accounting entries (which included both irregular accounting entries and accounting mistakes) that had been uncovered by the Company during its financial review process.

Independent legal counsel and independent auditors (not Ferro's external auditors KPMG, LLP) conducted a thorough investigation, under the auspices of the Company’s Audit Committee, related to the inappropriate accounting entries. In a September 15, 2004 press release, the Company announced the independent investigation was complete and that it generally confirmed the previously announced findings. A copy of this press release is attached hereto as Exhibit 99.1.

The investigation found inappropriate accounting entries in the nature of potentially irregular entries totaling approximately $3.6 million before tax ($2.2 million after tax) for the Company’s fiscal years 2001, 2002, and 2003, and the first quarter of 2004. The investigation concluded that all of the potentially irregular accounting entries were made in the Company’s Polymer Additives business unit and without any knowledge or involvement of senior management. Substantially all of the potential irregular entries were made by a subordinate divisional employee who has since left the Company. The majority of these entries involved the overstatement of certain asset accounts and the understatement of certain liabilities, resulting in the understatement of cost of sales.

The investigation also found during the same periods inappropriate accounting entries in the nature of mistakes amounting to $6.8 million before tax ($4.2 million after tax). The mistakes primarily resulted from oversight or misuse of facts that existed at the time a given set of financial statements was prepared. These included, for example, mistakes in the estimation of certain inventory reserves and raw material price variances, as well as failure to properly reconcile certain inventory and related liability accounts. Generally, cost of sales was understated due to these mistakes.

Based on these investigation findings and after consultation with its external auditors, KPMG LLP, on September 14, 2004, the Company’s Audit Committee accepted management’s recommendation to restate the Company’s financial statements for fiscal years ended December 31, 2002 and 2003 and for fiscal quarter ended March 31, 2004. This recommendation was made despite the fact that various quantitative and qualitative factors considered by management suggested that the adjustments for the inappropriate accounting entries might not be material to the Company’s financial statements for some of the periods considered. Nonetheless, the Company will file an amended 2003 Form 10-K and an amended Form 10-Q for the first quarter of 2004 as soon as practicable.

The Company and its Audit Committee advised its external auditors, KPMG LLP, of its findings and is working with KPMG to evaluate the effect of the investigation findings on current and prior period financial statements. Pending completion of the restatement process, it is possible that additional adjustments of the current and prior period financial results could be identified.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation (Registrant)

September 15, 2004	By:	Hector R. Ortino

Name: Hector R. Ortino
Title: Chairman and Chief Executive Officer

Ferro Corporation (Registrant)

September 15, 2004	By:	Thomas Gannon

Name: Thomas Gannon
Title: Cheif Financial Officer

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Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release